                                                                   EXHIBIT 10.37
                                                                       Execution
                                                                            Copy



                     MASSACHUSETTS INSTITUTE OF TECHNOLOGY

                                      AND

                             CHIREX AMERICA, INC.


                      EXCLUSIVE PATENT LICENSE AGREEMENT



                Offer to continue negotiations based upon this
                       agreement open until May 26, 1998

                               TABLE OF CONTENTS

RECITALS....................................................................  1
1.  Definitions.............................................................  2
2.  Grant of Rights.........................................................  4
3.  Company Obligations Relating to Commercialization.......................  7
4.  Consideration for Grant of Rights....................................... 12
5.  Royalty Reports......................................................... 13
6.  Patent Prosecution...................................................... 16
7.  Infringement............................................................ 17
8.  Term and Termination.................................................... 18
9.  Dispute Resolution...................................................... 19
10. Miscellaneous........................................................... 21

EXHIBIT A................................................................... 25

EXHIBIT B................................................................... 26

                     MASSACHUSETTS INSTITUTE OF TECHNOLOGY
                      EXCLUSIVE PATENT LICENSE AGREEMENT
                                (rev. 9/26/97)

     This Agreement, effective as of the date set forth above the signatures of the parties below (the "Effective Date"), is between the Massachusetts Institute of Technology ("M.I.T."), a Massachusetts corporation, with a principal place of business at 77 Massachusetts Avenue, Cambridge, MA 02139-4307 and ChiRex America Inc. ("Company"), a Delaware corporation, with a principal place of business at Suite 402, 300 Atlantic Ave., Stamford, Connecticut 06901

                                   RECITALS
                                   --------

     WHEREAS, M.I.T. is the owner of certain Patent Rights (as later defined herein) relating to M.I.T. Case No. 6752, "Techniques for and Applications of Carbon-nitrogen Bond Formation", by Stephen L. Buchwald and Anil Guram, M.I.T. Case No. 7518, "Synthesis of Aryl Ethers", by Stephen L. Buchwald, Michael Palucki, and John P. Wolfe M.I.T. Case No. 7718, "The First General Copper-catalyzed Formation of Diaryl Ethers", by Stephen L. Buchwald, Sven Doye, and Jean-francois Marcoux, M.I.T. Case No. 7767, "An Ammonia Equivalent for the Palladium-catalyzed Amination of Aryl Halides and Triflates", by J. Ahman, Stephen L. Buchwald, Joseph P. Sadighi, R. A. Singer, and John P. Wolfe, and M.I.T. Case No. 7951 "Pd-catalyzed Arylations of Hydrazines, Hydrazones and Applications Thereof", by Stephen L. Buchwald, Oliver Geis, and Seble H. Wagaw and has the right to grant licenses under said Patent Rights, subject only to a royalty-free, nonexclusive non-transferable license to practice the Patent Rights reserved by the United States Government and the rights described in
Section 2.2;

     WHEREAS, M.I.T. desires to have the Patent Rights developed and commercial benefit the public and is willing to grant a license thereunder;

     WHEREAS, Company has represented to M.I.T., to induce M.I.T. to enter into this Agreement, that Company shall commit itself to a thorough, vigorous and diligent program of exploiting the Patent Rights so that public utilization shall result therefrom; and

     WHEREAS, Company desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, M.I.T. and Company hereby agree as follows:

1. Definitions.
   -----------

     1.1. "Affiliate" shall mean any legal entity (such as a corporation,
           ---------
partnership, or limited liability company) that is controlled by Company. For the purposes of this definition, the term "control" means (i) beneficial ownership of at least thirty percent (30%) of the voting securities of a corporation or other business organization with voting securities or (ii) a thirty percent (30%) or greater interest in the net assets or profits of a partnership or other business organization without voting securities.

     1.2. "Exclusive Period" shall mean the period of time set forth in Section
           ----------------
2.2(a).

     1.3.  Excluded Fields of Use shall mean synthesis of Licensed Products for
           ----------------------
the exclusive purpose of generating libraries using either /or (a) Combinatorial
                                                                   -------------
Chemistry defined as contemporaneous synthesis of more than 25 compounds in a
----------
single reaction vessel; or (b) Parallel Synthesis defined as mechanized
                               -------------------
manufacture of more than 25 discrete compounds contemporaneously.

     1.4. "Field of Use One FOU-1" shall mean manufacture, use and sale of
           ----------------------
Licensed Products for the pharmaceutical and veterinarian markets except for the Excluded Fields of Use.
----------------------

     1.5. "Field of Use Two FOU-2" shall mean manufacture, use and sale of
           ----------------------
Licensed Products for the agricultural market except for the Excluded Fields of
                                                             ------------------
Use.
---

     1.6. "Licensed Product" shall mean any product whose development
           ----------------
manufacture, or sale would infringe one or more claims under the Patent Rights if such activity took place in the United States, regardless of where such activity actually takes place.

     1.7. "Licensed Process" shall mean any process whose development,
           ----------------
manufacture, or sale would infringe one or more claims under the Patent Rights if such activity took place in the United States, regardless of where such activity actually takes place.

     1.8. "Cost of Goods Sold" shall be calculated using the same generally
           ------------------
accepted accounting principles that ChiRex uses when preparing its financial reports.

     1.9. "Net Revenues" shall mean the gross amount billed or invoiced by
           ------------
Company and its Affiliates for Licensed Products and Licensed Processes, less the following: (i) customary trade, quantity, or cash discounts and commissions to non-affiliated brokers or agents to the extent actually allowed and taken;
(ii) amounts repaid or credited by reason of rejection or return; (iii) to the extent separately stated on purchase orders, invoices, or other documents of sale, any taxes or other governmental charges levied on the production, sale, transportation, delivery, or use of a Licensed Product or Licensed Process which is paid by or on behalf of Company; and (iv) outbound transportation costs prepaid or allowed and costs of insurance in transit.

     1.10. No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by Company and on its payroll, or for cost of collections. Net Revenues shall occur on the date of invoice or billing for a Licensed Product or Licensed Process. If a Licensed Product or a Licensed Process is distributed, billed or invoiced to Affiliates or others at a discounted price that is substantially lower than the customary price charged by Company to independent third parties, Net Revenues shall be calculated based on the invoice amount of the Licensed Product or Licensed Process to an independent third party during the same Royalty Period or, in the absence of such invoice, on the fair market value of the Licensed Product or Licensed Process as mutually determined by the parties in good faith.

     1.11. Neither the Company nor an Affiliate nor any Sublicensee shall accept non-monetary consideration for any Licensed Products or Licensed Processes without the prior written consent of M. 1. T.

     1.12. "Patent Rights" shall mean:
            -------------

            a.  the United States patents listed on Exhibit A;
                                                    ---------

            b   the United States patent applications listed on Exhibit A, and
                                                                ---------
            any divisionals, continuations, and continuation-in-part applications of such United States patent applications to the extent the claims are directed to subject matter specifically described in such United States patent applications, and the resulting patents;

            c. any patents resulting from reissues, reexaminations, or extensions of the United States patents described in (a) and (b) above;

            d. foreign patent applications directed to the subject matter described in sections (a) and (b) filed after the Effective Date in the countries listed in Exhibit B and divisionals, continuations and
                                    ---------
            continuation-in-part applications of such foreign patent applications to the extent the claims are directed to subject matter specifically described in such foreign patent applications, and the resulting patents; and

            e. any foreign patents resulting from foreign procedures equivalent or substantially equivalent to those in the United States for reissues, reexaminations, or extensions of the foreign patents described in (d) above.

     1.13. "Royalty Period" shall mean the partial calendar quarter commencing
            --------------
on the date on which the first Licensed Product is sold or used or the first Licensed Process is performed and for every complete or partial calendar quarter thereafter during which either (i) this Agreement remains in effect or (ii) Company has the right to complete and sell work-in-progress and inventory of Licensed Products pursuant to Section 8.5.

     1.14. "Sublicense Income" shall mean any payments that Company receives
            -----------------
from a Sublicensee in consideration of the sublicense of the rights granted Company under Section 2. 1., including without limitation license fees, milestone payments, license maintenance fees, running royalties on Sublicensees Net Revenues and other payments.

     1.15. "Sublicensee" shall mean any permitted sublicensee of the rights
            -----------
granted Company under this Agreement, as further described in Section 2.3.

     1.16. "Term" shall mean the term of this Agreement as further defined in
            ----
Section 8. 1. below.

2. Grant of Rights.
   ---------------

     2.1. License Grants. Subject to the terms of this Agreement, M.I.T. hereby
          --------------
grants to Company and its Affiliates a royalty-bearing license under its commercial rights in the Patent Rights, to the extent not prohibited by other patents, to develop, make, have made, use, sell, lease, and import Licensed Products in Fields of Use FOU- I AND FOU-2 and to develop and perform Licensed Processes in the Fields of Use FOU- I AND FOU-2.

     2.2  Exclusivity.
          -----------

               (a) The Exclusive Period shall commence on the Effective Date and terminate with the first to occur of:

                    (i) the expiration of six (6) years after the first ton sale of a Licensed Product; or

                    (ii) the expiration of twelve ( 12) years after the Effective Date.

               (b) During the Exclusive Period described above, M.I.T. agrees that it shall not grant any other license in Fields of Use FOU- I AND FOU-2 to practice under the Patent Rights unless sooner terminated as provided in this Agreement except for:

                    (i) a nonexclusive, nontransferable license heretofore granted to Pfizer Pharmaceutical Inc. and its affiliates in the field of use "human and animal pharmaceuticals;"

                    (ii) and a nonexclusive, nontransferable license heretofore granted to Wyckoff Chemical Co. and its affiliate, in the field of use "racemic Intraconazole structure."

                    (iii) any third-party license(s) M.I.T. may grant in the Excluded Field of Use which shall also grant the third-party licensee(s) the right to manufacture and sell, for research purposes only, small quantities of Licensed Products which are single compounds derived from the third party licensee's practice of Combinatorial Chemistry or Parallel synthesis in reactions which fall under the Patent Rights (hereinafter referred to as "Isolated Compounds"). Such small quantities shall not
                        ------------------
                    exceed 500 grams. Such third party licensee(s) shall also have the right to supply up to 10 kilos, only for use in preclinical studies, of such single isolated compounds as intermediates or final compounds.

               (c) The Exclusive Period may be extended at the sole discretion of M.I.T. based on M.I.T.'s assessment of Company's due diligence in pursuing commercialization. Upon expiration of the Exclusive Period, the license granted hereunder shall become nonexclusive and shall extend to the end of the Term, unless sooner terminated as provided in this Agreement.

               (d) If Company is approached by a third party licensee to the Excluded Field of Use to purchase or have made an "Isolated Compound" not then being manufactured or under development by Company, then Company shall engage in good faith negotiations to make or have made commercial quantities of such Isolated Compound at a commercially reasonable price and at a commercially reasonable schedule, or, at Company's discretion, shall grant a nonexclusive license to the third party licensee for the commercial manufacture and sale of the Compound, at commercially reasonable royalties. If Company is unwilling or unable to supply such Compounds at a commercially reasonable price and schedule, or is unable to reach a sublicense agreement with the third party licensee within six months of the original request, then M.I.T. shall have the right to grant the sublicense, at royalty rates of no less than Four Percent (4%) of net sales of the Licensed Products, and shall share fifty percent (50%) of any royalties received with Company. Any disagreements between M.I.T. and Company as to whether schedules, prices and/or sublicensing rates offered to the third party are "commercially reasonable" shall be negotiated in good faith and if agreement cannot be promptly reached shall be subject to the Dispute Resolution procedures of this license.

     2.3. Sublicenses.
          -----------

               Company shall have the right to grant sublicenses of its rights under Section 2. 1. only during the Exclusive Period. Such sublicenses may extend past the expiration date of the Exclusive Period, but any exclusivity of such sublicense shall expire upon the expiration of the Exclusive Period. Company shall incorporate terms and conditions into its sublicense agreements sufficient to enable Company to comply with this Agreement. Company shall promptly furnish M.I.T. with a fully executed copy of any sublicense agreement. Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from M.I.T. M.I.T. agrees to negotiate such licenses in good faith under reasonable terms and conditions.

2.4. Retained Rights.
     ---------------

               (a) M.I.T. M.I.T. retains the right to make, use and practice
                   ------
under the Patent Rights for research, teaching, and educational purposes, without payment of compensation to Company.

               (b) Federal Government. Company acknowledges that the federal
                   ------------------
government retains a royalty-free, non-exclusive, non-transferable license to practice any government-funded invention claimed in any Patent Rights. This Agreement and the grant of any rights in such government funded inventions in the Patent Rights are subject to and governed by federal law as set forth in 35 U.S.C. (S)(S) 201-211, and the regulations promulgated thereunder, as amended, or any successor statutes or regulations. If any term of this Agreement fails to conform with such laws and regulations, the relevant term shall be deemed an invalid provision and modified in accordance with Section 10.10.

     2.5. New Inventions. M.I.T. also grants to Company a first option to add to
          --------------
the PATENT RIGHTS of this agreement, any new invention arising from the laboratory of Prof. Stephen L. Buchwald at M.I.T. which:

               (a) is reported to the M.I.T. Technology Licensing Office within three (3) years of the Effective Date of this Agreement; and

               (b) is dominated by the claims of the PATENT RIGHTS existing as of the Effective Date; and

               (c) is available for license to Company after satisfaction of the terms of any sponsorship agreement under which the invention was made and subject to any rights granted under such sponsorship.

     This option shall be exercisable in writing by Company for each new invention within six (6) months of M.I.T. notifying Company of the new invention, with similar terms as contained in this agreement and additional license issue fees and additional license maintenance fees to be negotiated, but not to exceed:

               (i) License issue fee: Twenty Five Thousand dollars ($25,000) if foreign patent rights are obtainable; Fifteen Thousand Dollars ($15,000) if only U.S. rights are obtainable.

               (ii) License maintenance fees: Twenty Thousand dollars ($20,000) per year if foreign patent rights are obtainable; Ten Thousand Dollars ($10,000) per year if only U.S. rights are obtainable and otherwise under the terms of this agreement.

     2.6. No Additional Rights. Nothing in this Agreement shall be construed to
          --------------------
confer any rights upon Company by implication, estoppel, or otherwise as to any technology or patent rights of M.I.T. or any other entity other than the Patent Rights, regardless of whether such rights shall be dominant or subordinate to any Patent Rights, except as specified in paragraph 2.5 above.

3. Company Obligations Relating to Commercialization.
   -------------------------------------------------

     3. 1. Diligence Requirements. Company shall use diligent efforts, or shall
           ----------------------
cause its Affiliates to use diligent efforts, to develop Licensed Products or Licensed Processes and to introduce Licensed Products or Licensed Processes into Fields of Use FOU- I and FOU-2; thereafter, Company or its Affiliates shall make Licensed Products or Licensed Processes reasonably available to the public. Specifically, Company or Affiliate shall fulfill the following obligations:

(a) Within three (3) months after the Effective Date, Company shall furnish M.I.T. with a written research and development plan documenting the major tasks needed to be achieved for successful commercialization, dates when each major task is estimated to be completed, the name(s) of the project manager(s) assigned to the development of each Field of Use (FOU- I and FOU-2), and other resources devoted to the commercialization of Licensed Products or Licensed Processes in each Field of Use (FOU- 1 and FOU-2).

(b) A duly authorized representative of the Company shall certify to M.I.T. that Company has spent at the rate of at least One Hundred Fifty Thousand Dollars ($150,000) per year of internal or external research and development funds toward the development of Licensed Products and/or Licensed Processes in FOU- 1 and FOU-2 beginning on the Effective Date and ending after the first commercial sales of a Licensed Product or a first commercial performance of a Licensed Process in FOU-1 and FOU-2.

(c) Within sixty (60) days after the end of each calendar year, Company shall furnish M.I.T. with a updated development plan as described in Paragraph 3.1 (a) for each Field of Use (FOU-1 and FOU-2) on the progress of its efforts during the immediately preceding calendar year to develop and commercialize Licensed Products or Licensed Processes, including without limitation research and development efforts, efforts to obtain regulatory approval, marketing efforts, and sales figures. The report shall also contain a discussion of intended efforts and sales projections for the current year.

(d) Company shall identify initial target molecules to be produced by Licensed Process and customers for Licensed Products for at least one of the Fields of Use (FOU- 1 or FOU-2) by September 1, 1998 and for both of the Fields of Use by January 1, 1999.

(e) Company shall receive Net Revenues from sales of one or more Licensed Products in one of the Fields of Use (FOU-1, or FOU-2) in amounts equal to or greater than the following schedule:

Effective Date  to September 30, 1999          $    20,000
October 1, 1999 to September 30, 2000          $   100,000
October 1, 2000 to September 30, 2001          $   250,000
October 1, 2001 to September 30, 2002          $   500,000
October 1, 2002 to September 30, 2003          $ 1,000,000
October 1, 2003 to September 30, 2004          $ 2,000,000
the 12 months starting with October 1, 2004
and each 12 months thereafter                  $ 5,000,000

(f) Company shall receive Net Revenues from sales of one or more Licensed Products in the remaining Field of Use whose sales were not included in Section
3.1 (e) in amounts equal to or greater than the following schedule:

Effective Date to March 31, 2000             $   20,000
April 1, 2000 to March 31, 2001              $  100,000
April 1, 2001 to March 31, 2002              $  250,000
April 1, 2002 to March 31, 2003              $  500,000
April 1, 2003 to March 31, 2004              $1,000,000
April 1, 2004 to March 31, 2005              $2,000,000

                                                                               8

the 12 months starting with March 1, 2006
and each 12 months thereafter                $5,000,000

(g) Company shall permit an in-plant inspection by M.I.T. on or before April 1st, 1999, and thereafter permit in-plant inspections by M.I.T. at regular intervals with at least twelve (12) months between each such inspection.

     3.2. Diligence. In the event that M.I.T. determines that Company (or an
          ---------
Affiliate or Sublicensee) has not fulfilled its obligations under one or more of the provisions of Section 3. 1. for either Field of Use (FOU- 1 or FOU-2), M.I.T. shall furnish Company with written notice of such determination. Within sixty (60) days after receipt of such notice, Company shall either (i) fulfill the relevant obligation or (ii) immediately upon written notice to Company, M.I.T. may terminate the rights for Company to practice in the Field(s) of Use (FOU- 1, and or FOU-2) for which Company has not met the diligence and sales milestones of Section 3.1.

In the event that M.I.T. determines that Company (or an Affiliate or Sublicensee) has not fulfilled its obligations under this Section 3.1, M.I.T. shall furnish Company with written notice of such determination. Within sixty
(60) days after receipt of such notice, Company shall either (i) fulfill the relevant obligation or (ii) immediately upon written notice to Company, M.I.T. may terminate this entire Agreement.

     3.3. Indemnification.
          ----------------

             (a) Indemnity. Company shall indemnify, defend, and hold harmless
                 ---------
M.I.T. and its trustees, officers, faculty, students, employees, and agents and their respective successors, heirs and assigns (the "Indemnitees"), against any liability, damage, loss, or expense (including reasonable attorneys' fees and expenses) incurred by or imposed upon any of the Indemnitees in connection with any claims, suits, actions, demands or judgments arising out of any theory of liability (including without limitation actions in the form of tort, warranty, or strict liability and regardless of whether such action has any factual basis) concerning any product, process, or service that is made, used, sold, or imported pursuant to any right or license granted under this Agreement.

             (b) Procedures. The Indemnitees agree to provide Company with
                 ----------
prompt written notice of any claim, suit, action, demand, or judgment for which indemnification is sought under this Agreement. Company agrees, at its own expense, to provide attorneys reasonably acceptable to M.I.T. to defend against any such claim. The Indemnitees shall cooperate fully with Company in such defense and will permit Company to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Company, if representation of such Indemnitee by the counsel retained by Company would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Company agrees to keep M.I.T. informed of the progress in the defense and disposition of such claim and to consult with M.I.T. with regard to any proposed settlement.

             (c) Insurance. Company shall obtain and carry in full force and
                 ---------
effect commercial general liability insurance, including product liability and errors and emissions insurance which shall protect Company and Indemnitees with respect to events covered by Section 3.2(a) above. Such insurance shall be issued by an insurer pre-approved by M.I.T., such approval not to be unreasonably withheld, shall list M.I.T. as an additional named insured thereunder, shall be endorsed to include product liability coverage, and shall require thirty (30) days written notice to be given to M.I.T. prior to any cancelation or material change thereof. The limits of such insurance shall not be less than One Million Dollars ($ 1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for bodily injury including death; One Million Dollars ($1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for property damage; and One Million Dollars ($ 1,000,000) per occurrence with an aggregate of Three Million Dollars ($3,000,000) for errors and omissions. In the alternative, Company may self-insure subject to prior approval of M.I.T. Company shall provide M.I.T. with Certificates of Insurance evidencing compliance with this section. Company shall continue to maintain such insurance or self-insurance after the expiration or termination of this Agreement during any period in which Company or any Affiliate or Sublicensee continues (i) to make, use, or sell a product that was a Licensed Product under this Agreement or (ii) to perform a service that was a Licensed Process under this Agreement, and thereafter for a period of five (5) years.

     3.4. Use of M.I.T. Name. Company and its Affiliates and Sublicensees shall
          ------------------
not use the name of "Massachusetts Institute of Technology," "Lincoln Laboratory" or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents, or any trademark owned by M.I.T., or any terms of this Agreement in any promotional material or other public announcement or disclosure without the prior written consent of M.I.T. The foregoing notwithstanding, without the consent of M.I.T., Company may state that it is licensed by M.I.T. under one or more of the patents and/or patent applications comprising the Patent Rights and may disclose such information in any prospectus, offering memorandum, or other document or filing required by applicable securities laws or other applicable law or regulation.

     3.5. Marking of Licensed Products. To the extent commercially feasible and
          ----------------------------
consistent with prevailing business practices, Company shall mark, and shall cause its Affiliates and Sublicensees to mark, literature describing Licensed Products that are manufactured or sold under this Agreement with the number of each issued patent under the Patent Rights that applies to such Licensed Product. M.I.T. recognizes that it may not be commercially feasible to include the relevant issued patent numbers on the shipping labels for the containers for Licensed Products.

     3.6. Compliance with Law. Company shall use reasonably commercial efforts
          -------------------
to comply with, and shall ensure that its Affiliates and Sublicensees use reasonably commercial efforts to comply with, all commercially material local, state, federal, and international laws and regulations relating to the development, manufacture, use, and sale of Licensed Products and Licensed Processes. Company expressly agrees to comply with the following:

     (i) Company and its Affiliates and Sublicensees shall comply with all United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Company hereby gives written assurance that it will comply with, and will cause its Affiliates and Sublicensees to comply with, all United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it will indemnify, defend, and hold M.I.T. harmless (in accordance with Section 3.2.) for the consequences of any such violation.

     (ii) Company agrees that any Licensed Products used or sold in the United States will be manufactured substantially in the United States or its territories.

4. Consideration for Grant of Rights.
   ---------------------------------

     4. 1. License Issue Fee. In partial consideration of the rights granted
           -----------------
Company under this Agreement, Company shall pay to M.I.T. on the Effective Date a license issue fee of Fifty Thousand Dollars ($50,000), and shall reimburse M.I.T. for its actual expenses incurred as of the Effective Date in connection with obtaining the Patent Rights. These license fee payments are nonrefundable and are not creditable against any other payments due to M.I.T. under this Agreement.

     4.2. License Maintenance Fee. In each calendar year during the Term, due
          -----------------------
and payable in full, the Company shall pay to M.I.T. the following license maintenance fee on the following dates:

January 1, 1999                                    $30,000
January 1, 2000                                    $40,000
January 1, 2001                                    $50,000
January 1, 2002 and each January 1st thereafter    $60,000


This annual license maintenance fee is nonrefundable; however, the license maintenance fee will be credited towards any running royalties subsequently due on Net Revenues during the same calendar year for which the License Maintenance Fee was paid. License maintenance fees paid in excess of running royalties due in such calendar year shall not be creditable to running royalties for future years.

     4.3. Running Royalties. In partial consideration of the rights granted
          -----------------
Company under this Agreement, Company shall pay to M.I.T. a running royalty of three percent (3%) of Net Revenues earned by Company and its Affiliates.

     4.5. Sharing of Sublicense Income. Company shall pay M.I.T. a total of
          ----------------------------
fifty percent (50%) of all Sublicensee Issue Fees and other Sublicense Income but not less than three percent (3%) of the Sublicensee Net Revenue of Licensed Products sold by sublicensee. If the Licensed Product manufactured by the sublicensee is a compound or bulk product later formulated into a finished pharmaceutical by that same sublicensee, then the Net Revenue price attributed to the Licensed Product for the purposes of royalties under this paragraph shall be either:

          (a) the price of the raw (unformulated) Licensed Product sold separately in commercial quantities by the sublicensee or, if not sold by sublicensee then by Company or another sublicensee, if such product is sold unformulated; or

          (b) if the unformulated product is not available on the market, then the Net Revenue price shall be the Fully Absorbed Manufacturing Cost (using standard accounting practices) times the quantity 1.40 (that is, 140% of the Fully Absorbed Manufacturing Price.)

     4.6. No Multiple Royalties. If the manufacture, use, lease, or sale of any
          ---------------------
Licensed Product or the performance of any Licensed Process is covered by more than one of the Patent Rights, multiple royalties shall not be due.
                                                        ---

5. Royalty Reports; Payments; Records.
   ----------------------------------

     5. 1. Frequency of Reports.
           --------------------

             (a)  Before First Commercial Sale. Prior to the first commercial
                  ----------------------------
sale of any Licensed Product or first commercial performance of any Licensed Process, Company shall deliver reports to M.I.T. annually, within sixty (60) days of the end of each calendar year, containing information concerning the immediately preceding calendar year.

             (b)  After First Commercial Sale. After the first commercial sale
                  ---------------------------
of any Licensed Product or first commercial performance of any Licensed Process, Company shall deliver reports to M.I.T. quarterly, within sixty (60) days of the end of each calendar quarter, containing information concerning the immediately preceding calendar quarter.

             (c)  Upon First Commercial Sale of each Licensed Product or
                  ------------------------------------------------------
Commercial Performance of Licensed Process. Company shall report to M.I.T. the
------------------------------------------
date of first commercial sale of each Licensed Product and the date of first commercial performance of each Licensed Process within sixty (60) days of occurrence.

     5.2. Content of Reports and Payments. Each report delivered by Company to
          -------------------------------
M.I.T. contain at least the following information for the immediately preceding Royalty Period:

     (i) the number of Licensed Products sold, leased or distributed by Company, its Affiliates and Sublicensees to independent third parties in each country, and, if applicable, the number of Licensed Products used by Company, its Affiliates and Sublicensees in the provision of services;

     (ii) the number of Licensed Processes performed by Company, its Affiliates Sublicensees;

     (iii) the gross price charged by Company, its Affiliates and Sublicensees for each Licensed Product and, if applicable, the gross price charged for each Licensed Product used to provide services in each country; and the gross price charged for each Licensed Process performed by Company, its Affiliates and Sublicensees;

     (iv) calculation of Net Revenues for the applicable Royalty Period, including a listing of applicable deductions;

     (v) total royalty payable on Net Revenues in U.S. dollars, together with the exchange used for conversion;

     (vi) the amount due to M.I.T. from Sublicense Income for the applicable Royalty from each Sublicensee with a description of each type of Sublicense Income; and

     (vii) the number of sublicenses entered into for the Patent Rights, Licensed Products and/or Licensed Processes.

If no royalties are due to M.I.T. for any Royalty Period, the report shall so state. Concurrent with this report, Company shall remit to M.I.T. any payment due for the applicable Royalty Period.

     5.3. Financial Statements. On or before the one-hundred and twentieth
          --------------------
(120th) day following the close of Company's fiscal year, Company shall provide M.I.T. with Company's financial statements for the preceding fiscal year including, at a minimum, a balance sheet and an income statement, certified by Company's chief financial officer or by an independent auditor. All such financial statements shall be considered Company Confidential Information.

     5.4. Payments in U.S. Dollars. All payments due under this Agreement shall
          ------------------------
be payable in United States dollars. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar
                -------------------
quarter preceding the applicable Royalty Period. Such payments shall be without deduction of exchange, collection, or other charges.

     5.5. Payments in Other Currencies. If by law, regulation, or fiscal policy
          ----------------------------
of a particular country, conversion into United States dollars or transfer of funds of a convertible currency to the United States is restricted or forbidden, Company shall give M.I.T. prompt written notice of such restriction, which notice shall satisfy the sixty-day payment deadline described in Section 5.2. Company shall pay any amounts due M.I.T. through whatever lawful methods M.I.T. reasonably designates; provided, however, that if M.I.T. fails to designate such payment method within thirty (30) days after M.I.T. is notified of the restriction, Company may deposit such payment in local currency to the credit of M.I.T. in a recognized banking institution selected by Company and identified by written notice to M.I.T., and such deposit shall fulfill all obligations of Company to M.I.T. with respect to such payment.

     5.6. Records. Company shall maintain, and shall cause its Affiliates and
          -------
Sublicensees to maintain, complete and accurate records relating to the rights and obligations under this Agreement and any amounts payable to M.I.T. in relation to this Agreement, which records shall contain sufficient information to permit M.I.T. to confirm the accuracy of any reports delivered to M.I.T. under Section 5.2 and compliance in other respects with this Agreement. The relevant party shall retain such records for at least five (5) years following the end of the calendar year to which they pertain, during which time M.I.T., or M.I.T.'s appointed agents, shall have the right, at M.I.T.'s expense, to inspect such records during normal business hours to verify any reports and payments made or compliance in other respects under this Agreement. In the event that any audit performed under this Section reveals an underpayment in excess of ten percent (10%), Company shall bear the full cost of such audit and shall remit any amounts due to M.I.T. within thirty (30) days of receiving notice thereof from M.I.T.

     5.7. Late Payments. Any payments by Company that are not paid on or before
          -------------
the date such payments are due under this Agreement shall bear interest, to the extent permitted by law, at two percentage points above the Prime Rate of interest as reported in the Wall Street Journal on the date payment is due, with
                            -------------------
interest calculated based on the number of days that payment is delinquent.

     5.8. Method of Payment. All payments under this Agreement should be made
          -----------------
payable to "Massachusetts Institute of Technology" and sent to the address identified below. Each payment should reference this Agreement and identify the obligation under this Agreement that the payment satisfies.

     5.9. Withholding and Similar Taxes. All royalty payments and other payments
          -----------------------------
due to M.I.T. under this Agreement shall be paid in full, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as defined in Net Revenues.

     6. Patent Prosecution.
        ------------------

     6. 1. Responsibility for Patent Rights. M.I.T. shall have primary
           --------------------------------
responsibility for the preparation, filing, prosecution, and maintenance of all Patent Rights. Company shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such filing, prosecution and maintenance. Such cooperation includes, without limitation, (i) promptly executing all reasonable and appropriate papers and instruments to enable M.I.T. to file, prosecute, and maintain such Patent Rights in any country; and (ii) promptly informing M.I.T. of matters that may affect the preparation, filing, prosecution, or maintenance of any such Patent Rights (such as becoming aware of an additional inventor who is not listed as an inventor in a patent application).

     6.2. Foreign Filings. Exhibit B is a list of Foreign Countries in which
          ---------------
patent applications corresponding to the United States patent applications listed in Exhibit A shall be filed. Exhibit B may be amended by mutual agreement of Company and M.I.T.

     6.3. Payment of Expenses. Payment of all fees and costs, including
          -------------------
attorneys fees, relating to the filing, prosecution and maintenance of the Patent Rights shall be the responsibility of Company, whether such amounts were incurred before or after the Effective Date. Amounts incurred before the Effective Date shall be due in four equal payments starting with the first day of the first quarter after the Effective Date. Company shall reimburse all amounts due pursuant to this Section quarterly within thirty (30) days of invoicing; late payments shall accrue interest pursuant to Section 5.7. In all instances, M.I.T. shall deem company a "large entity" for purposes of paying fees and costs to the United States Patent Office. Should M.I.T. receive partial reimbursement from other licensees for Patent costs, M.I.T. will amend this agreement so that Company will not be billed for those amounts repaid by other licensees.

7. Infringement.
   ------------

     7.1 Notification of Infringement. Each party agrees to provide written
         ----------------------------
notice to the party promptly after becoming aware of any infringement of the Patent Rights.

     7.2. Company Right to Prosecute. So long as Company remains the only
          --------------------------
licensee of the Patent Rights in any Field of Use, Company shall have the right, under its own control and at its own expense, to prosecute any third party infringement of the Patent Rights in that Field of Use or to defend the Patent Rights in any declaratory judgment action brought by a third party that alleges invalidity, unenforceability, or non-infringement of the Patent Rights. Prior to commencing any such action, Company shall consult with M.I.T. and shall consider the views of M.I.T. regarding the advisability of the proposed action and its effect on the public interest. Company shall not enter into any settlement, consent judgment, or other voluntary final disposition of any infringement action under this section without the prior written consent of M.I.T.

     7.3. Recovery. Any recovery obtained in an action under this Section shall
          --------
be distributed as follows: (i) each party shall be reimbursed for any expenses incurred in the action (including the amount of any royalty payments withheld from M.I.T. as described below), (ii) as to ordinary damages, Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales (whichever measure of damages the court shall have applied), less a reasonable approximation of the royalties and other amounts that Company would have paid to M.I.T. if Company had sold the infringing products, processes and services rather than the infringer, and (iii) as to special or punitive damages, the parties shall share equally in any award. Company may offset a total of fifty percent (50%) of any expenses incurred under this Section against any running royalty payments due to M.I.T. under this Agreement, provided that in no event shall the running royalty payments under Section 4.3. and 4.5., when aggregated with any other offsets and credits allowed under this Agreement, be reduced by more than fifty percent (50%) in any Royalty Period.

     7.4. M.I.T. as Indispensable Party. M.I.T. shall permit any action under
          -----------------------------
this Section to be brought in its name if required by law, provided that Company shall hold M.I.T. harmless from, and if necessary indemnify M.I.T. against, any costs, expenses, or liability that M.I.T. may incur in connection with such action.

     7.5. M.I.T. Right to Prosecute. In the event that Company fails to initiate
          -------------------------
an infringement action within a reasonable time after it first becomes aware of the basis for such action, or to answer a declaratory judgment action within a reasonable time after such action is filed, M.I.T. shall have the right to prosecute such infringement or answer such declaratory judgment action, under its sole control and at its sole expense, and any recovery obtained shall be given to M.I.T.

     7.6. Cooperation. Each party agrees to cooperate fully in any action under
          ---------------
this Article which is controlled by the other party, provided that the controlling party reimburses the cooperating party promptly for any costs and expenses incurred by the cooperating party in connection with providing such assistance.

8. Term and Termination.
   --------------------

     8.1. Term. This Agreement shall commence on the Effective Date and shall
          ----
remain in effect until the expiration or abandonment of all issued patents and filed patent applications within the Patent Rights, unless earlier terminated in accordance with the provisions of this Agreement.

     8.2. Voluntary Termination by Company. Company shall have the right to
          --------------------------------
terminate this Agreement, for any reason, upon six (6) months prior written notice to M.I.T. and upon payment of all amounts due to M.I.T. through the desired Effective Date of the termination.

     8.3. Termination for Default.
          -----------------------

          (a) NonPayment. In the event Company fails to pay any amounts due and
              ----------
payable to M.I.T. hereunder, and falls to make such payments within thirty (30) days after receiving written notice thereof, M.I.T. may terminate this Agreement immediately upon written notice to Company. Company shall have only one opportunity to benefit from the thirty (30) day cure period; any subsequent breach for nonpayment by Company will entitle M.I.T. to terminate this Agreement immediately upon written notice to Company, without the thirty-day cure period.

          (b) Material Breach. In the event Company commits a material breach of
              ---------------
its obligations under this Agreement, except for breach as described in Subsection 83(a), and falls to cure that breach within sixty (60) days after receiving written notice thereof, M.I.T. may terminate this Agreement immediately upon written notice to Company.

     8.4. Force Majeure. Neither party will be responsible for delays resulting
          -------------
from causes beyond the reasonable control of such party, including without limitation fire, explosion, flood, war, strike, or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

     8.5. Effect of Termination. The following provisions shall survive the
          ---------------------
expiration or termination of this Agreement: Articles I and 9; Sections 3.2., 3.5., 5.2. (obligation to provide final report and payment), 5.6., 8.5., and
10.8. Upon the early termination of this Agreement, Company and its Affiliates and Sublicensees may complete and sell any work-in-progress and inventory of Licensed Products that exist as of the Effective Date of termination, provided that (i) Company is current in payment of all amounts due M.I.T. under this Agreement, (ii) Company pays M.I.T. the applicable running royalty or other amounts due on such sales of Licensed Products in accordance with the terms and conditions of this Agreement, and (iii) Company and its Affiliates and Sublicensees shall complete and sell all work-in-progress and inventory of Licensed Products within six (6) months after the Effective Date of termination.

9. Dispute Resolution.
   ------------------

     9. 1. Mandatory Procedures. The parties agree that any dispute arising out
           --------------------
of or relating to this Agreement shall be resolved solely by means of the procedures set forth in this Article, and that such procedures constitute legally binding obligations that are an essential provision of this Agreement; provided, however, that all procedures and deadlines specified in this Article may be modified by written agreement of the parties. If either party falls to observe the procedures of this Article, as modified by their written agreement, the other party may bring an action for specific performance in any court of competent jurisdiction.

     9.2. Dispute Resolution Procedures.
          -----------------------------

            (a) Negotiation. In the event of any dispute arising out of or
                -----------
relating to this Agreement, the affected party shall notify the other party, and the parties shall attempt in good faith to resolve the matter within ten (10) days after the date of such notice (the "Notice Date"). Any disputes not resolved by good faith discussions shall be referred to the Director or Assistant Director of the Technology Licensing Office for M.I.T. and to a senior executive for the Company (collectively, the "Executives"), who shall meet at a mutually acceptable time and location within thirty (30) days after the Notice Date and attempt to negotiate a settlement.

            (b) Mediation. If the matter remains unresolved within sixty (60)
                ---------
days after the Notice Date, or if the Executives fail to meet within thirty (30) days after the Notice Date, either party may initiate mediation upon written notice to the other party, whereupon both parties shall be obligated to engage in a mediation proceeding under the then current Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes, except that specific provisions of this Section shall override inconsistent provisions of the CPR Model Procedure. The mediator will be selected from the CPR Panels of Neutrals. If the parties cannot agree upon the selection of a mediator within ninety (90) days after the Notice Date, then upon the request of either party, the CPR shall appoint the mediator. The parties shall attempt to resolve the dispute through mediation until one of the following occurs: (i) the parties reach a written settlement; (ii) the mediator notifies the parties in writing that they have reached an impasse; (iii) the parties agree in writing that they have reached an impasse; or (iv) the parties have not reached a settlement within one hundred and twenty (120) days after the Notice Date.

            (c) Trial Without Jury. If the parties fail to resolve the dispute
                ------------------
through mediation, or if neither party elects to initiate mediation, each party shall have the right to pursue any other remedies legally available to resolve the dispute, provided, however, that the parties expressly waive any right to a jury trial in any legal proceeding under this Section.

     9.3. Preservation of Rights Pending Resolution.
          -----------------------------------------

            (a) Performance to Continue. Each party shall continue to perform
                -----------------------
its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement; provided, however, that a party may suspend performance of its obligations during any period in which the other party falls or refuses to perform its obligations. Nothing in this Section is intended to relieve Company from its obligation to make payments pursuant to Sections 4 and 6 of this Agreement.

            (b) Provisional Remedies. Although the procedures specified in this
                --------------------
Article are the sole and exclusive procedures for the resolution of disputes arising out of or relating to this Agreement, either party may seek a preliminary injunction or other provisional equitable relief if, in its reasonable judgment, such action is necessary to avoid irreparable harm to itself or to preserve its rights under this Agreement.

            (c) Statute of Limitations. The parties agree that all applicable
                ----------------------
statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the procedures set forth in Subsections 9.2.(a) and 9.2(b) are pending. The parties shall take any actions necessary to effectuate this result.

10. Miscellaneous.
    -------------

     10. 1. No Representations or Warranties. EXCEPT AS OTHERWISE EXPRESSLY SET
            --------------------------------
FORTH IN THIS AGREEMENT, M.I.T. MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PATENT RIGHTS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, VALIDITY OF PATENT RIGHTS CLAIMS, WHETHER ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. Specifically, and not to limit the foregoing, M.I.T. makes no warranty or representation (i) regarding the validity or scope of the Patent Rights, (ii) that the exploitation of the Patent Rights or any Licensed Product or Licensed Process will not infringe any patents or other intellectual property rights of M.I.T. or of a third party, and (iii) that M.I.T. or a third party is not currently infringing or will not infringe the Patent Rights.

     IN NO EVENT SHALL M.I.T., ITS TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER M.I.T. SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

     10.2. Compliance with Law and Policies. Company agrees to comply with
           --------------------------------
applicable law and the policies of M.I.T. in the area of technology transfer and shall promptly notify M.I.T. of any violation that Company knows or has reason to believe has occurred or is likely to occur. The M.I.T. policies currently in effect are available through the M.I.T. Technology Licensing Office.

     10.3. Counterparts. This Agreement may be executed in one or more
           ------------
counterparts, each which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

     10.4. Headings. All headings are for convenience only and shall not affect
           --------
the meaning of any provision of this Agreement.

     10.5. Binding Effect. This Agreement shall be binding upon and inure to the
           --------------
benefit of the parties and their respective permitted successors and assigns.

     10.6. Assignment. This Agreement is personal to Company and no rights or
           ----------
obligations may be assigned by Company without the prior written consent of M.I.T., which shall not be unreasonably withheld. If there is a purchase of a majority of Company's outstanding voting securities by a third party M.I.T. retains the right to renegotiate the running royalty rates in this license to reflect the business realities at the time of such purchase. This renegotiation would recognize that the current license contains favorable licensing terms given to Company because of Company's current limited resources so that Company would thereby be able to maximize the resources available for developing Patent Rights, provided however that in such renegotiations no running royalty expressed as a percentage of Net Revenues earned by Company , its Affiliates, or Sublicensees shall exceed five percent (5%). (See section 4.3 and also section
4.5 of this agreement).

     10.7. Amendment and Waiver. This Agreement may be amended, supplemented, or
           --------------------
otherwise modified only by means of a written instrument signed by both parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

     10.8. Governing Law. This Agreement and all disputes arising out of or
           -------------
related to this Agreement, or the performance, enforcement, breach or termination hereof, and any remedies relating thereto, shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., without regard to conflict of laws principles, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted.

     10.9. Notice. Any notices required or permitted under this Agreement shall
           ------
be in writing, shall specifically refer to this Agreement, and shall be sent by hand, recognized national overnight courier, confirmed facsimile transmission, confirmed electronic mail, or registered or certified mail, postage prepaid, return receipt requested, to the following addresses or facsimile numbers of the parties:

     If to M.I.T.:

              Technology Licensing Office, NE25-230
              Massachusetts Institute of Technology
              Five Cambridge Center, Kendall Square
              Cambridge, MA 02142-1493
              Attention: Director
              Tel: 617-253-6966
              Fax: 617-258-6790

If to Company:

              ChiRex America Inc.
              Suite 402
              300 Atlantic St.
              Stamford, CT 06901 U.S.A.
              Attention: Beth Hecht
              Tel: 203-351-2323
              Fax: 203-425-9996

All notices under this Agreement shall be deemed effective upon receipt. A party may change its contact information immediately upon written notice to the other party in the manner provided in this Section.

     10.10. Severability. In the event that any provision of this Agreement
            ------------
shall be held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any other provision of this Agreement, and the parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent. If the parties fail to reach a modified agreement within sixty (60) days after the relevant provision is held invalid or unenforceable, then the dispute shall be resolved in accordance with the procedures set forth in Article 9. While the dispute is pending resolution, this Agreement shall be construed as if such provision were deleted by agreement of the parties.

     10. 11. Entire Amendment. This Agreement constitutes the entire agreement
             ----------------
between the parties with respect to its subject matter and supersedes all prior agreements or understandings between the parties relating to its subject matter.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed b duly authorized representatives.


The Effective Date of this Agreement is        /s/  May 22, 1998
                                               --------------------------

MASSACHUSETTS'S INSTITUTE OF                   CHIREX AMERICA INC.
TECHNOLOGY

By:  /s/ John H. Turner, Jr.                   By:  /s/ Michael Griffith
    ------------------------                   --------------------------
Name:  John H. Turner, Jr.                     Name: Michael Griffith
Title: Assistant Director Technology           Title: Chief Financial
       Licensing Office

EXHIBIT A

List of Patent Applications and Patents in the Patent Rights as of the Effective
--------------------------------------------------------------------------------
Date
----

M.I.T. Case No. 6752
"Techniques for and Applications of Carbon-nitrogen Bond Formation" by Stephen L. Buchwald and Anil Gurarn
U.S. Patent No. 5,576,460; issued 11/19/97

M.I.T. Case No. 7518
"Synthesis of Aryl Ethers"
 by Stephen L. Buchwald, Michael Palucki, and John P. Wolfe
U.S. Serial No. 08/728,449; filed 10/10/96

M.I.T. Case No. 7718
"The First General Copper-catalyzed Formation of Diaryl Ethers" by Stephen L. Buchwald, Sven Doye, and Jean-francois Marcoux
U.S. Serial No. 60/061114; filed 10/6/97

M.I.T. Case No. 7767

"An Ammonia Equivalent for the Palladium-catalyzed Amination of Aryl Halides and Triflates" by J. Ahman, Stephen L. Buchwald, Joseph P. Sadighi, R. A. Singer, and John P. Wolfe, U.S. Serial No. 60/054092; filed 7/29/97

M.I.T. Case No. 7951
"Pd-catalyzed Arylations Of Hydrazines, Hydrazones and Applications Thereof", by Stephen L. Buchwald, Oliver Geis, and Seble H. Wagaw

EXHIBIT B

Company has asked M.I.T. to file P.C.T. applications designating Europe, Canada, and Japan for all M.I.T. Cases covered by Patent Rights unless Company explicitly requests M.I.T. to do otherwise as described in Sections 6.1, 6.2 and 10.9.